As filed with the Securities and Exchange Commission on January 10, 2022
Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AFC Gamma, Inc.
(Exact name of registrant as specified in its charter)

Maryland	85-1807125
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL 33401
(561) 510-2390
(Address, including zip code, of Principal Executive Offices)

AFC Gamma, Inc.
Stock Incentive Plan
 (Full title of the plan)

Leonard M. Tannenbaum
Chief Executive Officer
AFC Gamma, Inc.
525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL 33401
(561) 510-2390
(Name, address and telephone number, including area code, of agent for service)

COPY TO:

C. Brophy Christensen, Esq.
Jeeho M. Lee, Esq.
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
(212) 326-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	□	Accelerated filer	□

Non-accelerated filer	☑	Smaller reporting company	□

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    □

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	601,965(2) shares	$20.17(3)	$12,141,634.05(3)	$1,125.53(3)

(1)
This Registration Statement covers, in addition to the number of shares of AFC Gamma, Inc., a Maryland corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the AFC Gamma, Inc. Stock Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Represents the 601,965 additional authorized shares of Common Stock that may be offered pursuant to the Plan.

(3)
Pursuant to Securities Act Rule 457(h) and 457(c), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high price of $20.33 and low price of $20.00 of the Company’s Common Stock on January 7, 2022, as quoted on the Nasdaq Global Market.

The Exhibit Index for this Registration Statement is at page 5.

EXPLANATORY NOTE

The Plan, as amended (the “Plan”), includes an evergreen provision which provides that the total number of shares reserved for issuance under the Plan (the “Share Limit”) will automatically increase (i) upon the sale and consummation of any offering of the Company’s Common Stock after the date of the Company’s initial public offering (each such sale and offering, an “Equity Offering”), in an amount equal to ten percent (10.0%) of the total number of shares of Common Stock sold by the Company in connection with such Equity Offering and (ii) if on the last day of the Company’s fiscal year, the Share Limit has not increased during such fiscal year by an aggregate amount equal to or greater than two percent (2.0%) of the total number of shares of Common Stock outstanding on the first day of such fiscal year (the “Minimum Annual Increase”), then in an amount equal to the difference between the Minimum Annual Increase and the aggregate amount that the Share Limit increased during such fiscal year, effective as of the last day of such fiscal year. Notwithstanding the foregoing, the Company’s Board of Directors may act prior to the sale and consummation of the applicable Equity Offering or the last day of such fiscal year, as applicable, to provide that an increase in the Share Limit will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).
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PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)
The Company’s Registration Statement on Form S-11 filed with the Commission on January 3, 2022 (Commission File No. 333-261977), which contains the Registrant’s audited financial statements as of December 31, 2020 and for the period July 31, 2020 (date of commencement of operations) to December 31, 2020 and the Registrant’s unaudited financial statements as of September 30, 2021 and for the nine months ended September 30, 2021.

(b)
The Company’s Prospectus filed with the Commission on January 7, 2022 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-11, as amended (Commission File No. 333-261977).

(c)	The Company’s Registration Statement on Form S-8, filed with the Commission on March 19, 2021 (Commission File No. 333-254480).

(d)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 (each, Commission File No. 001-39995).

(e)
The Company’s Current Reports on Form 8-K and 8-K/A, filed with the Commission on March 23, 2021, March 26, 2021, June 28, 2021, July 6, 2021, August 5, 2021 (with respect to Item 5.02 and Exhibit 10.1 of Item 9.01 only), September 13, 2021, October 1, 2021, October 4, 2021, October 6, 2021 (with respect to Item 8.01 only), October 26, 2021, November 3, 2021, November 12, 2021, November 22, 2021, December 22, 2021 and January 3, 2022 (each, Commission File No. 001-39995).

(f)
The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed on February 3, 2021 (Commission File No. 001-39995), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any  amendment or report filed for the purpose of updating such description.

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All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 5, which is incorporated herein by reference.
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EXHIBIT INDEX
EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1†
AFC Gamma, Inc. Stock Incentive Plan (Filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-11 (File No. 333-251762), initially filed with the Commission on December 28, 2020, as amended on January 22, 2021, February 3, 2021, February 11, 2021 and February 16, 2021).

5.1	Opinion of Venable LLP (opinion re legality).

23.1	Consent of CohnReznick LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5.1).

23.3	Consent of Davidson & Company LLP, independent auditors of Devi Holdings, Inc.

23.4	Consent of CohnReznick LLP, independent auditors of JG HoldCo LLC

23.5	Consent of Macias Gini & O’Connell LLP, independent auditors of Verano Holdings, LLC and Subsidiaries

23.6	Consent of Marcum LLP, independent registered public accounting firm of Acreage Holdings, Inc.

24.1	Power of Attorney (included in this Registration Statement under “Power of Attorney”).

†          Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on January 10, 2022.

AFC Gamma, Inc.

By:	/s/ Leonard M. Tannenbaum
Leonard M. Tannenbaum
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Leonard M. Tannenbaum and Brett Kaufman, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leonard M. Tannenbaum	Chief Executive Officer and Director (Principal Executive Officer)	January 10, 2022
Leonard M. Tannenbaum

/s/ Brett Kaufman	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 10, 2022
Brett Kaufman

/s/ Jonathan Kalikow	Head of Real Estate and Director	January 10, 2022
Jonathan Kalikow

/s/ Robert Levy	Director	January 10, 2022
Robert Levy

/s/ Jodi Hanson Bond	Director	January 10, 2022
Jodi Hanson Bond

/s/ Thomas Harrison	Director	January 10, 2022
Thomas Harrison

/s/ Alexander Frank	Director	January 10, 2022
Alexander Frank

/s/ Tomer Tzur	Director	January 10, 2022
Tomer Tzur